                                                                   EXHIBIT 10.12

                                                                  Execution Copy

                    SEVERANCE AGREEMENT AND GENERAL RELEASE

                 THIS SEVERANCE AGREEMENT AND GENERAL RELEASE (the "Agreement") is made and entered into by and among CHARLES E. GATES ("Gates"), INTERVISUAL BOOKS, INC., a California corporation ("IBI" or the "Company"), and WALDO H. HUNT ("Hunt").

                              W I T N E S S E T H:

                 WHEREAS, Gates entered into an employment agreement with IBI to serve as its President and Chief Executive Officer on or about October 3, 1991 (the "Original Employment Agreement"). The Original Employment Agreement was amended by that certain Addendum to Employment Agreement dated October 3, 1991 between IBI and Gates (the "Addendum"), that certain Amendment No. 2 to Employment Agreement between IBI and Gates made and entered into as of January 1, 1992 (the "Amendment") and that certain letter of clarification from Gates to the Company dated March 15, 1995 (the "Letter"). The Original Employment Agreement, the Addendum, the Amendment and the Letter are all referred to herein collectively as the "Employment Agreement".
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                 WHEREAS, on or about October 3, 1991, in connection with the
Employment Agreement, Gates and IBI entered into the Nonstatutory Stock Option Agreement (which agreement was effective on January 1, 1992) whereby Gates was granted options to purchase 675,000 shares of common stock of IBI (the "Gates Option").

                 WHEREAS, on or about October 3, 1991, Gates entered into a stock option agreement with the trustees of the Hunt Family Trust established under that certain Declaration of Trust dated May 30, 1980 (the "Hunt Trust") pursuant to which Gates was granted options to purchase 600,000 shares of common stock of IBI (the "Original Hunt Option"). Thereafter, the Original Hunt Option was amended by Amendment No. 1 to Stock Option Agreement to be effective as of January 1, 1992 and Amendment No. 2 to Stock Option Agreement, both between Gates and the Trustees of the Hunt Trust executed and effective as of January 1, 1992. The Original Hunt Option as amended by Amendment No. 1 to Stock Option Agreement and Amendment No. 2 to Stock Option Agreement is hereby referred to herein as the "Hunt Option".

                 WHEREAS, on or about August 26, 1996, Gates, through his attorney, Robert Tourtelot ("Tourtelot"), notified the Company that he was being effectively deprived of his ability to function as President and CEO of IBI by



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the actions of Hunt, who is the Chairman of the Board of IBI.  Additionally,
Gates has alleged that certain representations made to him by Hunt to induce him to leave his former employer have been untrue.

                 WHEREAS, certain disputes have now arisen between Gates and IBI as to the propriety of IBI's, Hunt's and Gates' actions, and as to their respective rights and obligations pursuant to the Employment Agreement, the Gates Option, the Hunt Option and other agreements.

                 WHEREAS, Gates has contended that IBI's and Hunt's actions present "Good Reason" for the voluntary termination of his Employment Agreement within the meaning of the Employment Agreement, and were tortious, discriminatory, in violation of statute, including the California Fair Employment & Housing Act, fraudulent and otherwise intended to and did cause him to suffer personal injuries and severe emotional distress.

                 WHEREAS, IBI and Hunt each denies any fraudulent or improper actions toward Gates, or anyone else.

                 WHEREAS, Gates has retained the services of Tourtelot to represent him in connection with all aspects of his potential claims against IBI and Hunt, and has made


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potential tort and personal injury claims against IBI and Hunt.

                 WHEREAS, Gates, IBI and Hunt each desires to settle fully and finally all differences between them, including, but in no way limited to, those differences that exist concerning their respective rights and obligations under the Employment Agreement, the Gates Option, Hunt Option and all other documents and agreements between the parties hereto.

                 WHEREAS, Gates no longer desires to be employed by IBI.

                 NOW, THEREFORE, in consideration of the premises and mutual promises herein contained, it is agreed as follows:

                 FIRST:   Non-Admission of Liability by IBI and Hunt.

                 This Agreement shall not in any way be construed as an admission by Hunt or IBI, or any of their affiliated organizations, members, shareholders, directors, officers, trusts or agents, as applicable, that any of them has acted wrongfully with respect to Gates, or any other person, or



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that Gates has any rights whatsoever against IBI and/or Hunt and the Hunt
Trust, and IBI, Hunt and their affiliated organizations, members, shareholders, directors, officers and agents, including the Hunt Trust, each specifically disclaims any liability whatsoever to Gates on the part of any of them.

                 SECOND:  Gates' Cessation of Employment with IBI.

                 By signing this Agreement, and in consideration of the mutual covenants contained in this Agreement, Gates hereby resigns as a director of IBI as of the date of this Agreement and resigns his employment as President and Chief Executive Officer effective November 15, 1996. Gates hereby waives notice of all Board of Directors' meetings of IBI which have occurred to discuss the subject matter of this Agreement, and Gates agrees to sign any waivers of notices pertaining to such meetings as reasonably requested by the Company. From the date of signing this Agreement through November 15, 1996 and subject to the limitations in this Agreement, Gates will perform his normal responsibilities to the best of his ability and under the direction of the Company's Chairman of the Board. Gates shall cooperate fully and amicably for a professional transition of Gates' responsibilities. Gates agrees that from the date of signing, Gates will not bind or obligate the Company and will not sign any contracts,


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agreements or other documents or make any other commitments on behalf of the
Company without the express authorization of the Company's Chairman of the Board. Gates agrees to return to IBI all files, records, credit cards, keys, equipment and any other IBI property or documents maintained by Gates; provided, however, that Gates will be allowed to keep, and will be sold for the sum of $1.00, the following items of office equipment presently located in Gates' personal residence: (a) his computer; (b) his copy machine; (c) his tape recorder; and (d) his Sharp Personal Assistant. Mr. Gates will be permitted to continue to have delivered to his house, for the remainder of the subscription period, those periodicals which have already been paid for by the Company and which as of the date of this Agreement are already being delivered to his home. On January 2, 1997, IBI will pay to Gates all accrued and unpaid vacation pay for the period up to and including November 15, 1996, less legally required deductions. Should any employer or prospective employer inquire of Hunt or his designated representative regarding Gates' reason for leaving the employment of IBI, "mutual agreement of the parties" will be given as the reason; Gates' personnel records will be marked accordingly.


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                 THIRD:   Letter of Reference; Press Release.

                 Upon request by Gates, IBI agrees to provide Gates with a written letter of reference that provides (a) the dates of Gates' employment with IBI, (b) the positions that Gates held with IBI, and (c) the fact that Gates' employment with IBI terminated at the mutual agreement of the parties. After the time for revocation of this Agreement by Gates in accordance with the TWENTY-SECOND Paragraph below has expired without the Agreement having been revoked, IBI and Gates agree to jointly issue a press release attached hereto as Exhibit "A" announcing Gates' separation from IBI.

                 FOURTH:  Benefits.

                 IBI agrees that when counsel for IBI (Paul, Hastings, Janofsky & Walker LLP) has received from Gates a fully executed copy of this Agreement and copies of all of the exhibits to this Agreement required to be signed by Gates according to this Paragraph FOURTH, and the time for revocation of the Agreement by Gates in accordance with the TWENTY-SECOND Paragraph below has expired without the Agreement having been revoked, IBI will provide Gates with the following benefits:


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                 (a)      IBI will forthwith cause to be sent to Tourtelot on
         behalf of Gates a check in the gross amount of Thirty-Five Thousand Dollars ($35,000).

                 (b) IBI will enter into with Gates the Consulting Agreement attached hereto as Exhibit "B" (the "Consulting Agreement").

                 (c) IBI will enter into with Gates the Letter of Termination terminating the Gates Option attached hereto as Exhibit "C".

                 (d) The Trustees of the Hunt Family Trust will enter into with Gates the Letter of Termination terminating the Hunt Option attached hereto as Exhibit "D".

                 (e) IBI will enter into with Gates the Letter transferring from Gates to the Company that certain split-dollar life insurance policy on the life of Hunt attached hereto as Exhibit "E."

                 (f) IBI will enter into with Gates the Letter regarding that certain split-dollar life insurance policy on the life of Gates attached hereto as Exhibit "F."


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                 (g)      IBI will cause to be delivered on January 2, 1997 to
         Gates a check in the amount of Two Hundred Fifty Thousand Dollars ($250,000), less applicable withholdings as required by law.

                 The above referenced agreements and payments are made in full and complete settlement of any and all claims, including claims for attorneys' fees and costs, arising out of the employment and termination of employment of Gates and in settlement of any alleged rights of Gates under the Employment Agreement, the Gates Option, the Hunt Option and all related documents and agreements. These agreements shall be in lieu of and discharge any obligations of IBI and/or Hunt to Gates for compensation, severance benefits, lost wages, lost benefits, unused accrued vacation, personal injuries, pain and suffering or any other expectation of remuneration or benefit on the part of Gates.
Gates expressly acknowledges that he has no rights whatsoever under the Employment Agreement, the Intervisual Books, Inc., Supplemental Executive Retirement Plan effective as of January 1, 1993 or under the Declaration of Trust made and entered into as of March 24, 1992 by and between IBI and Kevin Quinn as Trustee. Gates agrees not to apply for re-employment with the Company. Gates agrees that the agreements set forth in this FOURTH Paragraph are fully acceptable to him and discharge IBI and Hunt of all liability to him.


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
                 FIFTH:   Payment of Taxes and/or Contributions.

                 Gates agrees that any federal, state, municipal or other taxes or contributions that may be owed or payable on the sums paid to him under the FOURTH Paragraph of this Agreement and the exhibits referred to therein are his sole and exclusive responsibility, and agrees to indemnify, defend and hold IBI and/or Hunt harmless from and against any and all liability or claim for any tax or contribution or penalty or interest thereon incurred or demanded as a result of the payment of such sum to Gates.

                 SIXTH: No Obligation to Make Payments under Contract or Normal Policies.

                 Gates agrees that the payments and arrangements described in the FOURTH Paragraph may be more than IBI is required to pay to him under the normal policies and procedures of IBI, the Employment Agreement, the Gates Option the Hunt Option and any related documents and agreements. Gates, however, believes that the claims he is releasing by this Agreement would, if litigated to conclusion, result in a financial benefit to him in excess of the payments and arrangements described in the FOURTH Paragraph.


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                 SEVENTH:         Release by Gates.

                 Gates hereby irrevocably and unconditionally releases, acquits and forever discharges Hunt, the Hunt Trust and IBI, and each of their respective owners, stockholders, predecessors, successors, assigns, agents, directors, officers, executives, employees, representatives, and attorneys, parent, related, or subsidiary entities, and affiliates (and agents, directors, officers, employees, representatives and attorneys of such parent, related, or subsidiary entities, and affiliates), and all persons acting by, through, under or in concert with any of them (collectively "Releasees"), or any of them, from any and all charges, complaints, claims, liabilities, acts, omissions, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, compensation, losses, penalties, debts and expenses (including attorneys' fees and costs actually incurred) of any nature whatsoever, whether known or unknown or suspected or unsuspected, fixed or contingent, which Gates now has, owns or holds, or claims to have, own or hold, or which Gates at any time heretofore had, owned or held, or claimed to have, own or hold, or which Gates at any time hereinafter may have, own or hold, or claim to have, own or hold, against any of the Releasees, including, but in no way limited to, alleged torts, including fraud and misrepresentation; violations of any


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
contracts, express or implied; violations of any policies, practices or procedures; violations of any covenant of good faith and fair dealing, express or implied; or violations of any federal, state or other governmental statute, regulation or ordinance or under the Age Discrimination In Employment Act of 1967, as amended (hereinafter collectively "Claim" or "Claims"). It is expressly understood and agreed, however, that this Agreement shall not release any Releasee from any violation of this Agreement.

                 EIGHTH:  Release by IBI and Hunt.

                 IBI (for itself and its predecessors, successors and assigns) and Hunt each hereby releases and forever discharges Gates from any and all claims, demands and causes of action, at law or in equity, known or unknown, suspected or unsuspected, including claims for costs or attorneys' fees, which IBI (for itself and its predecessors, successors and assigns) and Hunt have ever had or may now have, including but not limited to claims that have been or could have been made against Gates under the Employment Agreement, the Gates Option or the Hunt Option. To the actual knowledge of IBI and Hunt, there is no pending or threatened litigation or action against Gates by any director, officer, employee or agent of IBI. For purposes of the previous sentence, the term "knowledge of IBI and Hunt" shall mean the actual present knowledge of Hunt and


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
the directors and officers of IBI without inquiry or investigation. It is expressly understood and agreed, however, that this Agreement shall not release Gates from any violation of this Agreement.

                 NINTH:  Knowing and Voluntary Waiver.

                 Gates, IBI, and Hunt each understands that California law includes Civil Code Section 1542, which says that releases usually do not apply to certain unknown claims. Specifically, Section 1542 states as follows:

                 "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

Because the parties want now to settle all matters, known or unknown, between them, Gates, IBI and Hunt each hereby agrees that Section 1542 does not apply to this Agreement, and that this Agreement releases any and all claims that Gates, IBI and Hunt, and each of them, do not know about or suspect may exist in his or its favor at the time of the execution of this Agreement. It is expressly understood and agreed, however,


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
that this Agreement shall not release any party from any violation of this Agreement.

                 TENTH:    No Present Claims.

                 Gates represents that he has not filed and does not have on file any complaints, charges or claims against Hunt or IBI, or any of its officers, directors, trusts, executives, employees, agents, parent, related and subsidiary entities and affiliates, successors and assigns, in any court or administrative forum, or before any governmental agency or entity.

                 ELEVENTH:  No Future Claims.

                 Gates represents that he will not hereafter file any complaints, charges or claims against Hunt or IBI, or any of its officers, directors, trusts, executives, employees, agents, parent, related and subsidiary entities and affiliates, successors and assigns, with any state, federal or other governmental entity agency, board or court based on any Claim or Claims released by this Agreement.

                 TWELFTH:         Confidentiality by Gates.

                 Gates represents and agrees that he has kept and will keep the fact, amount and terms of this Agreement


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
completely confidential, and that he will not hereafter knowingly disclose any information concerning this Agreement to any person, including but not limited any past or present employee of IBI or any parent, related or subsidiary companies; provided, however, that Gates may disclose this Agreement and/or its terms to members of his immediate family, tax and investment advisors, legal counsel and employees of financial institutions to the extent necessary to engage in financial transactions, such as loans, with such institutions ("Confidants"). Before Gates tells any Confidant anything about this Agreement, he will inform the Confidant of this TWELFTH Paragraph and have the Confidant agree to follow it.

                 THIRTEENTH:      Non-Disparagement by Gates.

                 Gates represents and agrees that he will not criticize, denigrate or otherwise disparage or cause disparagement to Hunt or IBI, or any other Releasee. Gates further represents and agrees that he will not engage in any conduct or take any action to encourage any person or entity to initiate litigation or assert any other kind of claim against Hunt or IBI, or any other Releasee.


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
                 FOURTEENTH:      Damages for Breach.

                 Gates represents and agrees that any disclosure of information or other action contrary to the terms of the TWELFTH and/or THIRTEENTH Paragraphs by him would cause Hunt, IBI and/or other Releasees injury and damage, the actual amount of which would be impractical or extremely difficult to determine. Accordingly, Gates agrees that IBI shall be entitled to recover from him liquidated damages in the amount of Five Thousand Dollars ($5,000) for each instance in which he discloses any information or takes any other action in violation of the terms of the TWELFTH and/or THIRTEENTH Paragraphs.

                 FIFTEENTH:       Non Disparagement by IBI and/or Hunt.

                 IBI and Hunt each represents and agrees that he/it will not criticize, denigrate or otherwise disparage or cause disparagement to Gates. IBI and Hunt each further represents and agrees that he/it will not engage in any conduct or take any action to encourage any person or entity to initiate litigation or assert any other kind of claim against Gates.


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
                 SIXTEENTH:       Trade Secrets; No Solicitation.

                 Gates understands and agrees that in the course of his employment with IBI, he has acquired privileged and/or confidential, proprietary information and trade secrets concerning IBI's operations, its future plans and its methods of doing business ("Trade Secrets"), which information Gates understands and agrees would be extremely damaging to IBI if disclosed to a competitor or made available to any other person or corporation. Gates understands and agrees that such Trade Secrets have been divulged to him in confidence and that he will keep such Trade Secrets secret and confidential, and will not, directly or indirectly, use or disclose, for his own benefit or the benefit of another, any of the Trade Secrets of IBI. Gates further agrees that he will not for a period of one (1) year from the date he signs this Agreement solicit or participate in or assist in any way in the solicitation of any employees of IBI, or of any of its parent, subsidiary or affiliated companies, for the purpose of inducing them to sever their employment relationship with IBI, or any of its parent, subsidiary or affiliated companies. In view of the nature of Gates' employment and the information and Trade Secrets which each has received during the course of his employment, Gates likewise agrees that IBI would be irreparably harmed by any violation or threatened violation of this FIFTEENTH Paragraph and that, therefore, IBI shall be entitled

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
to damages and an injunction prohibiting Gates from any violation or threatened violation of this Paragraph. The undertakings set forth in this Paragraph shall survive the termination of other arrangements contained in this Agreement.

                 SEVENTEENTH:      Indemnification by Gates.

                 Gates hereby agrees to indemnify and hold the Releasees harmless from and against any and all loss, costs, damages or expenses, including, without limitation, attorneys' fees, incurred by the Releasees, or any of them, as a result of any breach of this Agreement by Gates or the fact that any representation made herein by Gates was false when made.

                 EIGHTEENTH:      Indemnification by IBI.

                 IBI agrees to the extent permitted and required by California law to defend and indemnify Gates against any and all costs, attorneys' fees and judgments incurred in connection with any legal actions or other legal claims brought by shareholder(s) or other third parties, including employees or former employees of IBI, for any matters alleged to have occurred during Gates' employment with IBI and until the expiration of the Consulting Agreement.
Gates agrees to (i) cooperate and use his best efforts to assist the Company in any lawsuit, arbitration, administrative hearing, regulatory


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
proceeding or other similar legal action which the Company's Board of Directors determines that Gates' cooperation and/or assistance is needed for preparation of an effective defense of such action(s), (ii) not to take any position related to or in connection with any actions that is reasonably determined by the Company's Board of Directors to be adverse and/or harmful to the Company's defense of any such actions, and (iii) direct his legal counsel to coordinate all defenses of such actions with the Company and with the Company's legal counsel.

                 NINETEENTH:      No Representations.

                 Gates represents and acknowledges that, in executing this Agreement, he does not rely and has not relied upon any representation or statement not set forth in this Agreement made by any of the Releasees or by any of the Releasees' agents, representatives or attorneys with regard to the subject matter, basis or effect of this Agreement, or otherwise, nor does he rely upon nor has he relied upon any failure to disclose facts on the part of any of the Releasees or any of the Releasees' agents, representatives or attorneys.


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
                 TWENTIETH:       Non-Release of Future Claims.

                 This Agreement does not waive or release any rights or claims that Gates may have under the Age Discrimination in Employment Act which may arise after the date that he signs this Agreement.

                 TWENTY-FIRST:    Period for Review and Consideration of
                                  Agreement.

                 Gates understands that he has been given a period of twenty-one (21) days from receipt of this Agreement to review and consider this Agreement before signing it. Gates further understands that he may use as much of this twenty-one day (21) period as he wishes prior to signing.

                 TWENTY-SECOND:  Right to Revoke Agreement.

                 Gates may revoke this Agreement within seven (7) days of his signing it. Revocation can be made by delivering a written notice of revocation to Waldo H. Hunt, Acting Chief Executive Officer of IBI. For revocation to be effective, such written notice of revocation must be received by Waldo H. Hunt at 2850 Ocean Park Boulevard, Suite 225, Santa Monica, CA 90405, no later than the close of business on the seventh (7th) day after he signs this Agreement. If Gates revokes

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

this Agreement, it shall not be effective or enforceable, he will not receive the compensation and benefits described in the FOURTH Paragraph above.

                 TWENTY-THIRD:  Stand Still; No Acting in Concert.

                 Except for the shares of the Company's common stock owned by Gates as of the date of this Agreement or with the prior written approval of the Company's Board of Directors, Gates agrees, from the date of this Agreement through December 31, 2001, that he will not (a) acquire, agree to acquire or make any proposal to acquire, directly or indirectly, any securities of the Company, (b) propose to enter into, directly or indirectly, any merger or business combination involving the Company or an agreement concerning the possible sale or purchase of a material portion of the assets of the Company,
(c) participate, directly or indirectly, in any "solicitation" of "proxies" (as such terms are used in the proxy rules of the Securities and Exchange Commission) to vote, or seek to advise or influence any person with respect to the voting of any voting securities of the Company, or (d) join or act in concert with others to seek to control or influence the management, Board of Directors or the policies of the Company, or for the purpose of acquiring, holding, voting or disposing of the Company's securities, assets or properties.


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

                 TWENTY-FOURTH:  Arbitration.

                 This Agreement is made and entered into in the State of California, and shall in all respects be interpreted, enforced and governed by and under the laws of the State of California. Any dispute regarding any aspect of this Agreement or any act which allegedly has or would violate any provision of this Agreement ("Arbitrable Dispute") will be submitted to arbitration in Los Angeles County, California, before a retired judge chosen through JAMS/Endispute, as the exclusive remedy for such claim or dispute. Should any party to this Agreement hereafter institute any legal action or administrative proceeding against the other with respect to any claim waived by this Agreement, or pursue any Arbitrable Dispute by any method other than such arbitration, the responding party shall be entitled to recover from the initiating party all damages, costs, expenses, and attorneys' fees incurred as a result of such action. This Paragraph is not applicable to claims of violation of the SIXTEENTH Paragraph.




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

        TWENTY-FIFTH:    Tender of Proceeds as Condition to Challenging
                         Enforceability of Agreement.

                 Gates understands that this Agreement is final and binding when executed and not revoked by him, and executed by IBI, and agrees not to thereafter challenge its enforceability. Should Gates nevertheless attempt to challenge the enforceability of this Agreement, as a further limitation on any right to make such a challenge, he shall initially tender to IBI, by certified check delivered to IBI, all monies received by Gates pursuant to this Agreement, including the Consulting Agreement, plus interest at the rate of Ten Percent (10%) per annum from the date of his receipt of such monies, and invite IBI to retain such monies and agree with Gates to cancel this Agreement. In the event IBI accepts this offer, IBI shall retain such monies and this Agreement shall be canceled. In the event IBI does not accept such offer, IBI shall so notify Gates, and shall place such monies in an interest-bearing escrow account pending resolution of the dispute as to whether or not this Agreement shall be set aside and/or otherwise rendered unenforceable.


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


                 TWENTY-SIXTH:     Consultation with Counsel.

                 Gates represents that he has thoroughly discussed all aspects of this Agreement with Tourtelot, that he has carefully read and fully understands all of the provisions of this Agreement, and that he is voluntarily entering into this Agreement.

                 TWENTY-SEVENTH:  Counterparts; Headings.

                 This Agreement may be executed in one or more counterparts and each such counterpart shall be deemed an original, but all of which taken together shall constitute one and the same agreement. The headings contained in this Agreement are for reference only and shall not be considered in the interpretation or construction of this Agreement.

                 TWENTY-EIGHTH:  Sole and Entire Agreement.

                 This Agreement and the exhibits hereto set forth the entire agreement between the parties hereto, and fully replace and supersede any and all prior agreements, including but not limited to the Employment Agreement, the Gates Option and the Hunt Option, or understandings between the parties hereto pertaining to the subject matter hereof.


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

                 PLEASE READ CAREFULLY. THIS SEVERANCE AGREEMENT AND GENERAL RELEASE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

     Executed at Kona, Hawaii, this 4th day of November, 1996.

                            /s/ CHARLES E. GATES
                            -----------------------
                                CHARLES E. GATES


         Executed at __________________________, California, this _____ day of
______________, 1996.

                            INTERVISUAL BOOKS, INC.


                            By: /s/ WALDO H. HUNT
                            ----------------------------

                            Title: Chairman
                            ----------------------------






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